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                    [LETTERHEAD OF ARTHUR ANDERSEN LLP]

October 19, 1998


Grand Casinos, Inc.
130 Cheshire Lane
Minnetonka, Minnesota  55305-1062

Lakes Gaming, Inc.
130 Cheshire Lane
Minnetonka, Minnesota  55305-1062


Ladies and Gentlemen:

You have requested our opinion regarding all of the material federal income tax consequences of the receipt by the shareholders of Grand Casinos, Inc. ("Grand") of the stock of Lakes Gaming, Inc. ("Lakes"), or cash in lieu of fractional shares, in connection with the distribution of the Lakes stock by Grand to its shareholders (the "Grand Distribution"). The Grand Distribution will occur pursuant to a distribution agreement to be entered into between Grand and Lakes, a form of which is attached to the Agreement and Plan of Merger between Grand and Hilton Hotels Corporation ("Hilton") dated June 30, 1998 (the "Merger Agreement"). Immediately following the Grand Distribution, Grand will be acquired by Park Place Entertainment Corporation ("Park Place") through a merger of Gaming Acquisition Corporation, a wholly owned subsidiary of Park Place, with and into Grand (the "Merger"), pursuant to which the Grand shareholders will exchange their Grand stock for Park Place stock, as provided in the Merger Agreement. The Grand Distribution and the Merger are collectively referred to as the "Transactions."

RELIANCE ON CERTAIN FACTS, ASSUMPTIONS, AND REPRESENTATIONS

In rendering our opinion, we have relied upon the accuracy and completeness of the facts , assumptions, and representations (without regard to any limitation based on knowledge or belief) set forth or referenced in: (i) the Merger Agreement, including any exhibits thereto, (ii) the Grand Distribution Agreement, including any exhibits thereto, (iii) the Registration Statement on Form S-4, as filed by Grand and Hilton with the U.S. Securities and Exchange Commission ("Commission") on October 14, 1998, including the Joint Proxy Statement/Prospectus and all exhibits and amendments thereto (the "Registration Statement"), (iv) the ruling request, dated August 10, 1998, that Grand filed with the Internal Revenue Service, including all exhibits and supplemental submissions thereto, (v) the ruling request, dated August 7, 1998, filed by Hilton with the Internal Revenue Service, including all exhibits and supplemental submissions thereto, (vi) the certificate (to the extent of the factual representations contained therein) delivered to us by Grand and signed by an appropriate officer thereof, dated October 19, 1998,
(vii) the certificate (to the extent of the factual representations contained therein) delivered to us by Lyle Berman, dated October 19, 1998, and (viii) the certificate (to the extent of the factual representations contained therein) delivered to us by Hilton and signed by an appropriate officer thereof, dated October 19, 1998. In addition, we have obtained and relied

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Grand Casinos, Inc.
Page 2
October 19, 1998


upon such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Grand and Hilton.

We have not independently audited or otherwise verified any of these facts, assumptions, or representations. A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions, or representations we have relied upon may require a modification of all or a part of this opinion. In addition, our opinion is based on such facts, assumptions, and representations as represented to us as of the date of this letter. Any changes in the facts, assumptions, or representations upon which we have relied between the date of this letter and the actual closing of the Transactions may require a modification of all or part of this opinion. Our opinion assumes that the Transactions will be executed in accordance with the terms of the Grand Distribution Agreement, the Merger Agreement, and the Registration Statement. In addition, our opinion assumes the Merger qualifies as a tax-free reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended ("the Code"). We have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of the facts, assumptions, or representations occurring after this date.

PREMISE OF OPINION

Our opinion expressed is based upon our interpretation of the Code, income tax regulations thereunder, court decisions, rulings and procedures issued by the Internal Revenue Service ("the Service"), and other authorities that we deemed relevant, in each case as of the date of this opinion.

U.S. federal income tax laws and regulations, and the interpretations thereof, are subject to change, which changes could adversely affect this opinion. Should there be any change, including any change having retroactive effect, in the Code, the regulations thereunder, and the administrative guidance issued thereunder, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be reevaluated in light of such change. Our opinion is as of the date of this letter, and we have no responsibility to update this opinion for changes in applicable law or authorities occurring after the date of this opinion.

Our opinion is limited to the specific U.S. federal income tax consequences to the Grand shareholders of the receipt of Lakes stock, or cash in lieu of fractional shares, in connection with the Grand Distribution. Our opinion does not address the tax consequences of the Merger to the Grand shareholders. Our opinion does not address the tax consequences of the Transactions to Grand, Lakes, or any affiliate thereof. Our opinion does not address the tax consequences of any of the Transactions to Hilton, Park Place, any affiliate thereof, or any direct or indirect shareholder thereof. Accordingly, our opinion addresses

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Grand Casinos, Inc.
Page 3
October 19, 1998

all of the material U.S. federal income tax consequences of the Distribution to the Grand shareholders solely in their capacity as shareholders of Grand, and no opinion is expressed about the U.S. federal income tax consequences of the Grand Distribution to any Grand shareholder acting in any other capacity (e.g., as an employee of Grand or as a shareholder of Hilton.)

Our opinion does not address the U.S. federal income tax consequences of the Grand Distribution to a Grand shareholder other than United States shareholders who hold Grand stock as a capital asset. Our opinion does not address the tax consequences of the Grand Distribution to a Grand shareholder that has a special status, including (without limitation) insurance companies; tax-exempt entities; financial institutions or broker-dealers; holders holding Grand stock as part of a "straddle," "hedge," or "conversion transaction;" foreign corporations; foreign partnerships; estates and trusts not subject to U.S. federal income tax on their income regardless of source; persons who are not citizens or residents of the United States; and persons who acquired their Grand stock as a result of the exercise of an employee stock option, pursuant to an employee stock purchase plan or otherwise as compensation.

We have not considered any non-income tax consequences arising from the Transactions (including, without limitation, corporate law or securities law matters), or any state, local, foreign, or other income tax (other than U.S. federal income tax) consequences, and therefore we express no opinion regarding the treatment that would be accorded the Transactions for such purposes.

This opinion is not binding on the Service, and there can be no assurance that the Service will not take positions contrary to the conclusions expressed in our opinion. However, should the Service challenge the U.S. federal income tax treatment of the matters discussed below, our opinion reflects our assessment of the probable outcome of litigation related to such matters based solely on our analysis of the underlying law and authorities.

OPINION

Subject to our reliance on facts, assumptions, and representations, and the limitations inherent in the premise of our opinion, all as set forth above, we are of the opinion that:

(i) Although not free from doubt, no gain or loss will be recognized to (and no amounts will be included in the income of) a holder of Grand stock upon the shareholder's receipt of Lakes stock in the Grand Distribution. Sections 368(a)(1)(D) and 355(a)(1).

(ii) Although not free from doubt, the aggregate bases of the Grand and Lakes stock (including any fractional share interest) in the hands of the shareholder of Grand


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Grand Casinos, Inc.
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October 19, 1998

      immediately after the Grand Distribution will be the same as the aggregate basis of the Grand stock held by the shareholder immediately before the Grand Distribution, allocated in proportion to the relative fair market values of the Grand stock and the Lakes stock held by the shareholder. Section 358(a) and (b).

(iii) Although not free from doubt, the holding period of the Lakes stock (including any fractional share interest) received by the shareholder of Grand will, in each instance, include the holding period of the stock with respect to which the distribution of the Lakes stock will be made. Section 1223(1).

(iv) Although not free from doubt, if cash is received by a Grand shareholder as a result of a sale of the shareholder's fractional share interest in Lakes stock by the distribution agent, the shareholder will recognize gain or loss measured by the difference between the amount of cash received and the basis of the fractional share interest, as determined in opinion (ii) above. Section 1001. Such gain or loss will be capital gain or loss subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code. Sections 1221 and 1222.

The opinions set forth above are not free from doubt because of the inherently factual nature of certain of the analysis and requirements necessary to qualify the Grand Distribution under Section 355 of the Code.

This opinion is rendered only to you, and is solely for your use and the use of your shareholders in connection with the filing of the Registration Statement with the Commission. This opinion may not be relied upon by you or your shareholders for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading "Material Federal Income Tax Consequences of the Transactions - Consequences of the Hilton Distribution and the Grand Distribution - Consequences of the Grand Distribution to Grand and Grand Shareholders". In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Commission promulgated thereunder. Furthermore, it is understood and intended that Maslon Edelman Borman & Brand, LLP will rely on this opinion in connection with their tax opinion being issued in connection with the Registration Statement.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP